Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Relations Contact: Raphael Gross 203-682-8253 investors@frgi.com

Fiesta Restaurant Group Announces Executive Transition; Danny Meisenheimer and Todd

Coerver to Assume Leadership Roles at Pollo Tropical and Taco Cabana

Miami, FL – (Businesswire) – September 20, 2012 — Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today announced the upcoming retirements of Jim Tunnessen, Executive Vice President – Chief Operating Officer of Pollo Tropical, and Mike Biviano, Executive Vice President – Chief Operating Officer of Taco Cabana, effective as of January 31, 2013. Tunnessen will be succeeded by Danny Meisenheimer at Pollo Tropical and Biviano will be succeeded by Todd Coerver at Taco Cabana.

“Both Danny and Todd currently hold the position of Chief Brand Officer for their respective brands”, said Tim Taft, Chief Executive Officer of Fiesta. “Danny and Todd have partnered with Mike and Jim and their elevation to COO will ensure a seamless transition. With change comes opportunity and going forward, Danny and Todd will be supported by tenured operating professionals. Vicky Timmer will be promoted to the role of Vice President of Operations at Pollo Tropical, and Mark Phillips will assume the role of Vice President of Operations at Taco Cabana. These promotions will create avenues for advancement for the next generation of operations leadership as we put ourselves in position for future growth.”

Taft added, “I’ve had the good fortune to work with both Danny and Todd over the last twenty years. I have the utmost confidence in their leadership abilities as well as their skill in culture and brand building. These teams are excited to enter into the next phase of our evolution. New leadership means fresh perspectives on our business, and we will leverage our current successes while we tackle the opportunities of tomorrow. Both brands are grateful for the legacy established by Jim and Mike, they have been great stewards of our companies and instrumental in getting us to the position we enjoy today.”

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 250 company-owned and operated restaurants and 41 franchised restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad & Tobago, and Venezuela as of September 1, 2012. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with a broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc. visit our corporate website at www.FRGI.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent our expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in our filings with the Securities and Exchange Commission.